Exhibit 20.1


                     UDC HOMES, INC. COMPLETES TENDER OFFER
                        FOR 12 1/2% SERIES B SENIOR NOTES




         Scottsdale, Arizona, May 15, 1998 -- UDC Homes, Inc. (the "Company") announced today the completion of its second tender offer (the "Second Offer") relating to its outstanding 12 1/2% Series B Senior Notes due 2000 (the "Notes"), issued pursuant to an indenture (the "Indenture") dated as of November 14, 1995. On March 6, 1998, the Company completed its tender offer by accepting for payment $174,590 in aggregate principal amount of the Notes outstanding. In the Second Offer, the Company offered to purchase any and all of the $9,825,410 principal amount of the Notes outstanding.

         The Second Offer expired at 5:00 p.m., New York City time, on May 14, 1998 (the "Expiration Date"). As of the Expiration Date, $128,179 in aggregate principal amount of the Notes had been validly tendered and not withdrawn. The Company accepted all such Notes for payment pursuant to the Second Offer, leaving $9,697,231 aggregate principal amount of the Notes outstanding. The payment date is May 15, 1998.
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